                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  1 )




                            Equifax, Incorporated
                   -----------------------------------------
                                (NAME OF ISSUER)




                                     Common
                   -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)




                                  294429105
                   -----------------------------------------
                                (CUSIP NUMBER)





CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT /X/

  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Corporation
          Identification Nos. of Above Persons                      56-1473727


  (2)     Check the Appropriate Box if a Member of a Group (See     (A)     N/A
          Instructions)                                             (B)     N/A

  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      North Carolina

 Number of Shares      (5)     Sole Voting Power                    3,981,019.00
 Beneficially          (6)     Shared Voting Power                    611,500.00
 Owned by Each         (7)     Sole Dispositive Power                 739,224.00
 Reporting Person      (8)     Shared Dispositive Power               143,095.00
 With

  (9)     Aggregate Amount Beneficially Owned by Each Reporting     4,623,069.00
          Person

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares
          (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9                    6.2%

 (12)     Type of Reporting Person
          (See Instructions)                                        HC/Trustee



ITEM 1 (A)       NAME OF ISSUER:

                        Equifax, Incorporated

ITEM 1 (B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        1600 Peachtree Street
                        Atlanta, Ga 30309

ITEM 2 (A)       NAME OF PERSON FILING:

                        Wachovia Corporation

ITEM 2 (B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                        301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

ITEM 2 (C)       CITIZENSHIP:

                        North Carolina

ITEM 2 (D)       TITLE OF CLASS OF SECURITIES:

                        Common

ITEM 2 (E)       CUSIP NUMBER:

                 294429105


ITEM 3           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-3(B), CHECK WHETHER THE PERSON
                 FILING IS A:

                 (A)    ( )    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

                 (B)    ( )    BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT



                 (C)    ( )    INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT

                 (D)    ( )    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

                 (E)    ( )    INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF
                               1940

                 (F)    ( )    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE
                               EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE
                               240.13D-1(B)(1)(II)(F)

                 (G)    (X)    PARENT HOLDING COMPANY, IN ACCORDANCE WITH 240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7)
                               (WACHOVIA CORPORATION)




                 (H)    ( )    GROUP, IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(H)


ITEM 4           OWNERSHIP.

                 IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF
                 ANY MONTH DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS
                 OF THAT DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

                 WACHOVIA CORPORATION

                 (A)       AMOUNT BENEFICIALLY OWNED: 4,623,069.00
                                                      ------------


                 (B)       PERCENT OF CLASS:                   6.2%
                                                     -------------


                 (C)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (I)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE                          3,981,019.00
                                                                                           ---------------

                 (II)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE                          611,500.00
                                                                                           ---------------

                 (III)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF               739,224.00
                                                                                           ---------------

                 (IV)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF             143,095.00
                                                                                           ---------------



ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        N/A

ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        N/A

ITEM 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                 SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        The securities to which this report relates are held by Wachovia Bank of North Carolina,
                        NA Wachovia Bank of Georgia , NA and The South Carolina National Bank as trustees.  This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        N/A

ITEM 9           NOTICE OF DISSOLUTION OF GROUP.


                        N/A


ITEM 10          CERTIFICATION:

                 BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                                   SIGNATURE

                 AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                 DATE:     February 14, 1992


                 FOR:      Wachovia Corporation


                 BY:       /s/ Hugh M. Durden
                           ---------------------------------------
                           Hugh M. Durden, Executive Vice President